EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2007 relating to the financial statements of AgFeed Industries, Inc. (the “Company”) which appear in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and our report dated September 15, 2007 relating to the financial statements of Lushan Breeder Pig Farm Co., Ltd. which appear in the Company’s Current Report on Form 8-K dated November 9, 2007. We also consent to the references to us under the headings “Experts” in this Registration Statement.

/s/ Goldman Parks Kurland Mohidin LLP
Goldman Parks Kurland Mohidin LLP
Encino, California
December 28, 2007